  EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our report dated April 17, 2017, except for Notes 4(ii) and 6 which are dated July 31, 2017, which accompanies the consolidated financial statements of TGS International Ltd. as at February 28, 2017 and for the period from incorporation (December 12, 2016) to February 28, 2017 that is included in the Form S-1/A registration statement. We consent to the inclusion in the registration statement of the aforementioned report.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Chartered Professional Accountants

August 18, 2017
Calgary, Canada